                                                                  EXHIBIT 10.16

                            NINTH AMENDMENT TO LEASE


         THIS AGREEMENT made this 10th day of November, 1999 by and between KGE Associates, L.P., a partnership hereinafter referred to as "Landlord" and Telemate.Net Software, Inc., a Georgia Corporation hereinafter referred to as "Tenant".

         WHEREAS, the parties hereto made and entered into a lease agreement dated January 28, 1992 and amended on June 11, 1993, June 22, 1994, March 30, 1995, June 14, 1996, July 26, 1996, August 2, 1996, July 16, 1998 and November
9, 1999 for certain premises (hereinafter referred to as the "Premises") situated at Perimeter Crest Office Park, 4250 Perimeter Park Drive, Suite 200, Atlanta, Georgia 30341.

         NOW, THEREFORE, in consideration of the mutual promises given one to the other, the parties hereto intending to be legally bound, do hereby covenant and agree as follows:

1.       PREMISES.

         The Premises currently being leased by Tenant under the Lease is 39,844 square feet. With the addition of this expansion the total space leased by Tenant will be 46,383.

2.       EXPANSION SPACE

         a. The Premises shall be expanded to include an additional 6,539 square feet ("Expansion Premises") located at 4200 Perimeter Park South, Suite 208, Atlanta, Georgia 30341. Commencement Date" means the earlier of
         (1) Landlord's delivery of possession of the Expansion Premises to Tenant, or (2) December 15, 1999, subject to existing tenant vacating the space. If by the Commencement Date Landlord has not substantially completed the improvements to the Expansion Premises required to be made hereof or if Landlord, for any reason whatsoever cannot deliver possession of the Expansion Premises to Tenant by the Commencement Date, then the Commencement Date shall be postponed (and rent herein provided, pro-rata to the Expansion Premises, shall not commence) until the earlier of either (I) the date of actual occupancy of the Expansion Premises by Tenant or (ii) the date immediately following the day Landlord has achieved substantial completion of such improvements.

         b. If, and to the extent, Landlord's substantial completion of the improvements to Expansion Premises pursuant to Exhibit "A" attached hereto is delayed due to any act or omission of Tenant or anyone acting under or for Tenant (any such delay being hereinafter referred to as "Tenant's Delay"), then the Commencement Date shall be the date specified above, subject to adjustment as provided therein, but without extension as result of Tenant's Delay; provided that from the Commencement Date, as so determined, until the earlier of (I) the date of actual occupancy of the Expansion Premises by Tenant or (ii) the date immediately following the date Landlord should have achieved substantial completion of such improvements but for Tenant's Delay, Tenant's obligations under this Lease shall be to the payment of any and all Rent due hereunder.

         c. Within five (5) days of written request by Landlord, Tenant agrees to execute and deliver to Landlord a Letter Agreement As To Term and Premises pursuant to Exhibit "B" attached and made a part hereof, setting forth the exact Commencement Date of the Expansion and stating that all tenant improvements to be constructed by Landlord have been substantially completed, subject to any outstanding punch-list items.

3.       ALTERATIONS AND IMPROVEMENTS

         a. Landlord will make available a Tenant Improvements Allowance ("Landlord's Tenant Improvement Allowance") of $3.50 per square foot of Expansion Space. Included as part of the Tenant Improvement Allowance shall be a construction management fee in the amount of five percent (5%) of the actual improvement cost, and all costs associated with architectural drawings. The design and construction of the Tenant Improvements shall be in accordance with working drawings to be approved by Landlord and Tenant prior to commencement of construction. The Premises will be prepared in accordance with Exhibit "A" attached hereto and by this reference made a part hereof ("Landlord's Construction"). Landlord shall have such work performed promptly, diligently and in a good and workmanlike manner.

         b. Upon substantial completion of Landlord's Construction, Tenant shall inspect the Premises and identify "punch-list" items for Tenant's final acceptance. "Substantial Completion" means the Premise is reasonably satisfactory for acceptance and in accordance with the work depicted on Exhibit "A".

         c. Tenant may request substitutions, additional or extra work and/or materials over and above that required as depicted and described on Exhibit "A" hereof and/or under Tenant's approved Plans to be performed by Landlord, provided that the Extra Work, at Landlord's option, (I) shall not require the uses of contractors or types of contractors other than those normally engaged by Landlord in the Building; (ii) shall not delay completion of Landlord's Construction or the Commencement Date;
         (iii) shall be practicable and consistent with existing physical conditions in the Building and with plans for the Building which have been filed with the applicable governmental authorities having jurisdiction thereover; (iv) shall not impair Landlord's ability to perform any of Landlord's obligations hereunder or under this Lease or any other Agreement with respect to space in the Building; (v) shall not affect any portion of the Building other than the Premises; and
         (vi) any such work requested by Tenant and approved by Landlord, shall not cause Landlord's Construction to exceed the Tenant Improvement Allowance provided for herein. All Extra Work shall require the installation of new materials and shall be otherwise subject to Landlord's reasonable approval.

4.       TERM

         This Ninth Lease Amendment shall commence on the Commencement Date (as defined herein) and continue thirty-six (36) full calendar months (plus any partial calendar month if the Commencement Date is not the first day of the month), unless sooner terminated or extended hereunder.

5.       BASE RENTAL

         Tenant agrees to pay base rental for the Premises in accordance with the base rental schedules, and during the term, as defined in the Sixth Amendment to Lease, Seventh Amendment to Lease, Eighth Amendment to Lease and for this Ninth Amendment, Tenant agrees to pay base rental for the Expansion Premises (6,539 square feet) to Landlord during the term as defined in this Ninth Amendment To Lease, payable on or before the first day of each and every month, in advance, in accordance with the following schedule:

         Payment Periods     Monthly Rent          Annual Base Rent    Base Rent/SF

         12/15/99-12/31/99   $4,034.14                                    $13.50
         01/01/00-12/31/00   $7,356.38             $88,276.50             $13.50
         01/01/01-12/31/01   $7,613.85             $91,366.18             $13.97
         01/01/02-12/31/02   $7,879.50             $94,553.94             $14.46

6.       RENEWAL OPTION

         (a) So long as the Lease is in full force and effect, and Tenant is not in default in the performance of any of the covenants or terms and conditions of the Lease, either at the time of exercise of the option set forth herein or at the commencement of the renewal term set forth herein, Tenant is hereby granted the one-time option to renew the term of this Ninth Amendment to Lease (the "Renewal Option") for a period of three (3) additional years (the "Renewal Term"), to commence at the expiration of the initial term of this Ninth Amendment. The renewal of this Lease shall be upon the same terms and conditions of this Lease, except: (1) the Base Rent during the Renewal Term shall be calculated as set forth below based on the prevailing "Market Annual Base Rental Rate" (as defined below), but shall in no event be less than the Base Rent that Tenant is then paying under the terms of this Ninth Amendment; (2) Tenant shall have no option to renew this Ninth Amendment beyond the expiration of the Renewal Term; (3) Tenant shall not have the right to assign its renewal rights to any subtenant of the Premises or assignee of the Lease, nor may any such subtenant or assignee exercise or enjoy the benefit of such renewal rights: and (4) the leasehold improvements in the Premises will be provided in their then-existing condition (on an "as is" basis) at the time the Renewal Term commences; provided however, that Landlord may provide an allowance for improvements as part of Landlord's determination of the Market Annual Base Rental Rate. LANDLORD AGREES TO NEGOTIATE, IN GOOD FAITH, A TENANT IMPROVEMENT ALLOWANCE.

                  (b) If Tenant elects to exercise the Renewal Option, Tenant shall do so by delivering written notice of such election to Landlord at least four (4) months, but no earlier than six (6) months, prior to the expiration of the initial term of this Ninth Amendment. Landlord shall advise Tenant of Landlord's determination of the Market Annual Base Rental Rate, as defined below, no later than thirty (30) days after Landlord's receipt of Tenant's notice that Tenant elects to exercise the Renewal Option. Landlord and Tenant shall negotiate in good faith to reach an agreement on the Market Annual Base Rental Rate, taking into consideration all factors set forth below. No later than thirty (30) days following Tenant's receipt of Landlord's notice specifying Landlord's determination of the Market Annual Base Rental Rate, Tenant shall provide Landlord with written notice of Tenant's acceptance or rejection of such determination, Tenant's failure to notify Landlord of acceptance or rejection shall constitute Tenant's acceptance of such rate. If Tenant shall fail to exercise the Renewal Option, or Tenant rejects Landlord's determination of the Market Annual Base Rental Rate, or the conditions set forth above for the exercise of the Renewal Option are not entirely satisfied, this Lease shall expire at the expiration of the initial term of this Ninth Amendment, and Tenant shall have no further right thereafter to renew this Lease or to acquire any further interest whatsoever in the Premises. If Tenant accepts Landlord's determination of the Market Annual Base Rental Rate and the lease amendment, then Tenant agrees that, within thirty (30) days of request by Landlord, Tenant shall execute the amendment to this Ninth Amendment setting forth such renewal. If for whatever reason, Tenant delivers notice of its election to renew the Lease to Landlord as provided above, but fails to execute the amendment to the Lease described above, Tenant shall be in default of its obligations under the Lease, but the Lease shall nonetheless be renewed in accordance with the terms hereof.

                  (c) Whenever used in this Lease, the term "Market Annual Base Rental Rate" shall mean Landlord's determination of the annual net rental rate per square foot (exclusive of expense pass-through additions) of net rentable area then being charged in comparable buildings located in the metropolitan Atlanta area for space comparable to the Premises, taking into consideration use, location, and/or floor level within the applicable building, the definition of premises rentable area, leasehold improvements provided, remodeling credits or allowances granted, quality, age and location of the applicable building, rental concessions (such as abatements or lease assumptions), the provision of free or paid unassigned parking, the time the particular rate under consideration became effective, size of tenant, relative operating expenses, relative services provided, and other similar factors. It is agreed that bona fide written offers to lease comparable space located elsewhere in the Building from third parties (at arm's length) may be used by Landlord as an indication of the Market Annual Base Rental Rate. Neither party to this Lease shall have the right to have a court or third party set the Market Annual Base Rental Rate.

7.       CANCELLATION

         This Ninth Amendment to Lease is not subject to the existing Cancellation Option which is in effect between Tenant and Landlord. In the event Tenant exercises any cancellation option set forth in any previous agreements, then Tenant will remain responsible for the full obligation of this Ninth Amendment.

8.       EXPANSION

         Tenant has no expansion rights under this Ninth Amendment to Lease

All other terms, provisions and covenants of the Lease Agreement dated January 28, 1992, as further amended, shall remain in full force and effect.

                       (Signatures on the following page)

     IN WITNESS WHEREOF, the parties herein have hereto set their hands and seals, in duplicate, the day and year first above written.


                                        "LANDLORD"

                                        KGE Associates, L.P.


                                        By: /s/ Elizabeth B. Hawkins
                                           ------------------------------------
                                        Its: Secretary of G.P.
                                        Date: 12/02/99


                                        "TENANT"

                                        Telemate.Net Software, Inc.


                                        By: /s/ Richard J. Pist
                                           ------------------------------------
                                        Its: Chief Financial Officer
                                        Date: 12/02/99

                                                                     EXHIBIT "A"


                             LANDLORD'S CONSTRUCTION


TENANT'S PLANS AND SPECIFICATIONS.

Landlord and Tenant, at Landlord's sole cost and expense, subject to provisions of Paragraph 6 hereof, shall cause to be prepared by Landlord's architect and/or designer and/or engineer the following:

         (a) Complete, finished, detailed construction documents and specifications for Tenant's partition layout, ceiling and other installations for the work to be done by Landlord under Paragraph 6 hereof, subject to limitations therein, which shall be prepared by Landlord's architect and/or designer.

         (b)Complete mechanical and electrical plans and specifications where necessary for the installation of air conditioning system and ductwork, heating, electrical, plumping and other engineering plans for the work to be done by Landlord under Paragraph 6 hereof, subject to limitations therein, which shall be prepared by Landlord's architect and/or designer and/or engineer.

         (c) Any subsequent modifications to the construction documents and specifications requested by Tenant.

All such plans and specifications are expressly subject to Landlord's approval and shall comply with all applicable laws, rules, regulations and conditions of Paragraph 6 hereof. Tenant's Plans shall be delivered to Tenant for Tenant's approval on or before November 20, 1999 (subject to written modification between the parties). Such approval shall not be unreasonably withheld. If Tenant shall have reasonable grounds for withholding its approval of Tenant's Plans, Tenant, within three (3) business days of receipt of Tenant's Plans, shall provide Landlord with written notice of its disapproval detailing with specificity those aspects of Tenant's Plans which Tenant disapproves. In the event Tenant fails to provide Landlord with written notice within such three (3) business day period, Tenant shall conclusively be deemed to have approved Tenant's Plans. In the event Tenant provides timely written notice of its disapproval of Tenant's Plans, within such three (3) business day period, Landlord shall amend Tenant's Plans accordingly and deliver the amended plans to Tenant for approval. The same procedures as for the original Tenant's Plans shall be applicable to any amendments of Tenant's Plans under the preceding sentences. If Tenant shall fail to approve Tenant's Plans within the times provided in this paragraph, then and in addition to any other rights or remedies of Landlord, at Landlord's option, may terminate this Lease Agreement and/or accelerate by the number of days of such delay the Commencement Date. In addition, Tenant shall reimburse Landlord for any and all expenses, losses, costs and damages suffered by Landlord and caused by such delay. Such option shall not be exercised until at least fifteen
(15) days after the default in question.

         2. Without the prior written consent of Landlord, Tenant shall make no changes in Tenant's Plans after approval thereof.

         3. After approval of Tenant's Plans, Landlord shall obtain from its general contractor and submit to Tenant a quotation of the cost of improvements of the Premises in accordance with Tenant's Plans. Upon written approval of such quotation by Tenant, Landlord and Tenant shall be deemed to have given final approval to Tenant's Plans, including but not limited to a date for completion of the work required thereunder, and Landlord shall be authorized to proceed with the improvements of the Premises in accordance with Tenant's Plans. Failure of Tenant to reasonably approve any such quotation shall abate Landlord's obligation to proceed with any improvements of the Premises, but shall not postpone the Commencement Date by more than seven (7) days.

Tenant's Plans and a quotation of the cost of Tenant's extra work (as hereinafter defined) shall be finally approved by Tenant and Landlord as provided herein no later than November 30, 1999. A copy of Tenant's Plans as so finally approved shall be signed and dated by both Tenant and Landlord and delivered to Landlord for its records. A copy of the construction contract for the improvements of the Premises in accordance with approved Tenant's Plans shall be initialed and dated by both Tenant and Landlord and attached to this Lease as an additional exhibit hereto.

LANDLORD'S CONSTRUCTION

Landlord agrees, subject to limitations of Paragraph 6 hereof, at Landlord's sole cost and expense and in conformance with Construction Documents to provide and install the Tenant Improvements substantially in accordance with Tenant's Plans as approved by Landlord and Tenant.

EXTRA WORK

Tenant may request substitutions, additional or extra work and/or materials over and above that required in Paragraph 6 hereof and/or under Tenant's Plans approved above (herein called "Extra Work") to be performed by Landlord, provided that the Extra Work, at Landlord's option, (i) shall not require the use of contractors or types of contractors other than those normally engaged by Landlord in the Building; (ii) shall not delay completion of Landlord's Construction or the Commencement Date; (iii) shall be practicable and consistent with existing physical conditions in the Building and with plans for the Building which have been filed with the applicable governmental authorities having jurisdiction thereover; (iv) shall not impair Landlord's ability to perform any of Landlord's obligations hereunder or under this Lease or any other Agreement with respect to space in the Building; and (v) shall not affect any portion of the Building other than the Premises. All Extra Work shall require the installation of new materials and shall be otherwise subject to Landlord's reasonable approval.

         2. Subject to Landlord's written consent, Tenant may request the omission of an item of work required under the approved Tenant's Plans, provided that such omission shall not delay the completion of the Premises, and Landlord thereafter shall not be obligated to install same. No credit shall be granted to Tenant for such omitted items.

PAYMENTS

As costs are incurred and bills are received by Landlord in the performance of Extra Work, Tenant shall make periodic payments to Landlord within ten (10) days after receipt by Tenant of a statement therefore from Landlord.

COOPERATION

All work not within the scope of the normal construction trades employed for the Building, such as the furnishing and installing of draperies, furniture, telephone equipment and wiring, alarm systems, and office equipment, shall be furnished and installed by Tenant at Tenant's expense. Tenant shall adopt a schedule in conformance with the schedule of Landlord's contractors and shall conduct its work in such a manner as to maintain harmonious relations and as not to interfere unreasonably with or delay the work of Landlord's contractors. Tenant shall cause its telephone and alarm contractors to contact Landlord with regard to installation of a telephone system in the Premises within three (3) business days of the date Landlord commences construction of the Premises.

                                                                     EXHIBIT "B"


KGE Associates, LP ("Landlord") and Telemate.Net Software, Inc., a Georgia corporation ("Tenant"), do each hereby agree and certify to the other that the Term of that certain Lease Agreement Addendum between Landlord and Tenant dated November 10, 1999, ("Lease") commenced on the __ day of __________, _____, and will expire on the __ day of ____________, _____, unless extended or sooner terminated as may be provided in the Lease. Tenant hereby acknowledges that it has accepted delivery of the Premises, containing 6,539 rentable square feet, in "substantially complete" condition as defined in the Lease, and that said Premises are in full compliance with all requirements of the Lease, except for defects of which Tenant gives Landlord notice with reasonable specificity within ten (10) business days from the Commencement Date referenced above.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this instrument under seal as of the __ day of ___, 1999.



ATTEST:                               LANDLORD: KGE ASSOCIATES, LP


-------------------------             By:
                                         ------------------------------------

                                      Title:
                                            ---------------------------------

                                      Its:
                                          -----------------------------------

                                      Date:
                                          -----------------------------------



ATTEST:                               TENANT: TELEMATE.NET SOFTWARE, INC.

-------------------------             By:
                                         ------------------------------------

                                      Title:
                                            ---------------------------------

                                      Date:
                                         ------------------------------------

                                                    (Corporate Seal)